SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2010

FRIENDLY AUTO DEALERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Employer Classification Code Number 7389	33-1176182 (I.R.S. Employer Identification Number)

4132 South Rainbow Road, Suite 514

Las Vegas, Nevada 89103

(Address of Principal Executive Offices and Zip Code)

(702) 321-6876

(Issuer's telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On May 17, 2010 Friendly Auto Dealers, Inc. filed Form 8-K notifying the Commission of its entry into a material definitive agreement not made in the ordinary course and scope of its business with TMD Courses, Inc., a California Corporation.

The agreement initially provided in pertinent part that Friendly Auto Dealers, Inc. exchange 250,523,333 shares of its common stock for one hundred percent of the issued and authorized shares of TMD Courses, Inc. The agreement required Friendly Auto Dealers, Inc. to amend its articles of incorporation to: (i) Change the name of the Company to Innovative Therapeutic Solutions, Inc.; (ii) Conduct a one for ten reverse split of Friendly Auto Dealers, Inc.’s common stock; and, (iii) Increase the number of authorized shares to seven hundred million from seventy million shares.

On June 1, 2010 Friendly Auto Dealers, Inc. amended its Form 8-K to inform the Commission that the agreement between Friendly Auto Dealers, Inc. and TMD Courses, Inc. had been amended to exclude any requirement or condition that a reverse split of Friendly Auto Dealers, Inc.’s common stock be a condition to closing the transaction.

Friendly Auto Dealers, Inc. and TMD Courses, Inc. agreed to close the material definitive agreement not later than July 31, 2010.

Friendly Auto Dealers, Inc. hereby notifies the Commission that the material definitive agreement has terminated as of July 31, 2010 based upon the following:

(a)  Expiration of a Stated Termination Date; the agreed to closing of the material definitive agreement was July 31, 2010. The material definitive agreement did not close by July 31, 2010. Thus, by the operation of the expiration of time, the material definitive agreement terminated. Friendly Auto Dealers, Inc. incurred no termination penalties as the result of the termination of the material definitive agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIENDLY AUTO DEALERS, INC. (Registrant)

Date August 2, 2010

By /s/ Gerry Berg

Gerry Berg, PRESIDENT